Exhibit 99.1

Essex Property Trust Announces Executive Leadership Succession

San Mateo, California – December 28, 2020 – Essex Property Trust, Inc. (NYSE:ESS) announced today the planned succession for the Chief Operating Officer (COO) and the Chief Financial Officer (CFO).

John Burkart will retire as the Company’s Senior Executive Vice President and COO effective December 31, 2020 and remain thereafter for one year as a Strategic Advisor to the Company to facilitate an orderly transition. Pursuant to the Company’s succession plan, the Board of Directors has promoted Angela Kleiman, 50, to succeed John Burkart as Senior Executive Vice President and COO. Ms. Kleiman served as the Company’s Executive Vice President and CFO since 2015 and has held various senior roles in the Company since 2009.

Mr. Burkart was originally retained by the Company in 1993 in preparation for its initial public offering in 1994. He progressed in various corporate finance positions and ultimately had a leading role in the strategic advancement of the Company, including with respect to its co-investment platform, merger integration of BRE Properties and, as COO, the use of cutting-edge technology in creation of a world class operating platform.

 “John has been an impactful leader over the last 25 years, and an instrumental driver of the Company’s growth and success. We thank him for all his contributions and years of service and his unrelenting pursuit of continuous improvement,” said Michael Schall, President and Chief Executive Officer. He continued, “We are fortunate to have other exceptional leaders that are ready for advancement, including Angela, whose skill and influence extends well beyond the traditional CFO role. Angela is a key decision-maker as it relates to all major company decisions and is well prepared to lead our operations team while actively guiding the strategic direction of the Company.”

The Board of Directors has also appointed Barb Pak, 43, the Company’s Senior Vice President of Finance, to succeed Ms. Kleiman as Executive Vice President and CFO. Ms. Pak joined the Company in 2012 to lead its Investor Relations platform. Over her eight-year tenure with the Company she has expanded her responsibilities to include leading the Company’s co-investment platform, capital markets, and financial planning and analysis departments. Prior to joining Essex, Ms. Pak had 13 years of experience in the real estate industry as a Portfolio Manager for Oak Hill REIT Management. Ms. Pak began her career with Green Street Advisors. She holds a bachelor’s degree in finance from the University of South Dakota and is a Chartered Financial Analyst (CFA).

 “Barb has proven her strong leadership skills, exceptional dedication, and extraordinary financial acumen throughout her career. She has worked closely with Angela and me over the past several years in preparation for her expanded role.” commented Michael Schall, “I am confident that Barb will continue Essex’s commitment to maintain its exceptionally strong financial condition while thoughtfully creating long term value for our shareholders.”

About Essex Property Trust, Inc.
Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 246 apartment communities comprising approximately 60,000 apartment homes with an additional 6 properties in various stages of active development. Additional information about the Company can be found on the Company’s website at www.essex.com.

Contact Information
Rylan Burns
Vice President of Finance & Investor Relations
(650) 655-7800
rburns@essex.com

1100 Park Place Suite 200 San Mateo California 94403 telephone 650 655 7800 facsimile 650 655 7810
www.essex.com